                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[X]  Check box if no longer  subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[ ]  Form 3 Holdings Reported

[ ]  Form 4 Transactions Reported

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1. Name and Address of Reporting Person*

  Marsik                             Robert                 W.
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   (Last)                           (First)             (Middle)
  1960 White Birch Drive
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                                    (Street)
  Vista                             California           92083
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   (City)                           (State)              (Zip)
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2. Issuer Name and Ticker or Trading Symbol

   Duct Utility Construction & Technology, Inc.--DUCT
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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Statement for Month/Year
     12/2001
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer
   (Check all applicable)
   [ ]   Director                             [ ]   10% Owner
   [ ]   Officer (give title below)           [X]   Other (specify below)
                                                    Former officer/director
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7. Individual or Joint/Group Filing (Check applicable line)
   [X] Form filed by one Reporting Person
   [ ] Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                   5.            6.
                                                   4.                              Amount of     Owner-
                                                   Securities Acquired (A) or      Securities    ship
                                      3.           Disposed of (D)                 Beneficially  Form:     7.
                                      Transaction  (Instr. 3, 4 and 5)             Owned at End  Direct    Nature of
                        2.            Code         -----------------------------   of Issuer's   (D) or    Indirect
1.                      Transaction   (Instr. 8)                   (A)             Fiscal Year   Indirect  Beneficial
Title of Security       Date          ------------     Amount      or     Price    (Instr. 3     (I)       Ownership
(Instr. 3)              (mm/dd/yy)     Code     V                  (D)             and 4)        (Instr.4) (Instr. 4)
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Common Stock            04/02/01        A              128,285   (A)    $ -0-      128,285 (1)   (D)
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Common Stock            06/15/01        J            1,000,000   (D)    $ -0-              (2)   (D)(cancel to treasury)
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Common Stock            09/19/01        S               15,000   (D)    $14,467.22               (D)
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Common Stock            10/17/01        S               10,500   (D)    $13,389.60               (D)
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Common Stock            11/16/01        S               41,500   (D)    $26,529.54               (D)
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Common Stock            12/11/01        S                4,500   (D)    $ 3,685.87               (D)
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* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                  Page 1 of 2

FORM 5 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        9.        10.
                                                                                                        Number    Owner-
                                                                                                        of        ship
                  2.                                                                                    Deriv-    of
                  Conver-                    5.                              7.                         ative     Deriv-   11.
                  sion                       Number of                       Title and Amount           Secur-    ative    Nature
                  or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                  Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                  cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                  Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of          Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative        ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security          Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)        ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Explanation of Responses:

(1)  Issued by Company for services.
(2)  Surrendered for cancellation.  Both transactions approved by Board of
     Directors.

/s/ Robert W. Marsik                                       March 6, 2002
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      **Signature of Reporting Person                             Date

**   Intentional misstatements or omissions of facts constitute Federal Criminal
     Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.

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